11501 Northlake Drive │ Cincinnati, Ohio │ 45249        Exhibit 99.2

August 25, 2015

Dear Stockholder,
Thank you for your investment in Phillips Edison Grocery Center REIT I, Inc. Since inception, we have adhered to our objective of building a high-quality, grocery-anchored portfolio diversified by geography, grocer, tenant mix, and lease expiration. Today, we have a portfolio of 147 properties in 28 states that continues to provide opportunities for growth, and we are pleased to announce the results of our recent valuation.
On August 24, 2015, our Board of Directors approved an estimated net asset value (“NAV”) per share of our common stock of $10.20 as of July 31, 2015. We engaged KPMG LLP to prepare a valuation report that provided an estimated fair value range of our real estate portfolio. In order to arrive at an estimated value per share, we considered the estimated fair value range of our real estate portfolio as indicated in KPMG’s valuation report plus the value of our cash and cash equivalents less the value of our mortgages and loans payable as of July 31, 2015.
We believe this valuation validates the successful execution of our investment strategy and our commitment to maximize value creation for your investment.
To date, your account statement included a price per share of $10.00, which reflected the maximum price per share paid by investors in our initial public offering. Going forward, your account statement will reflect the estimated NAV per share of $10.20 beginning with your August account statement. This represents an increase of $0.20 per share. In addition, we have paid and continue to pay monthly dividends, and our current distribution rate is equal to an annualized amount of $0.67 per share. Please note that the estimated NAV per share is not intended to represent an enterprise or liquidation value of our company.
It is important to remember that the estimated NAV per share may not reflect the amount you would obtain if you were to sell your shares or if we liquidated our assets. Further, the estimated NAV per share is as of a moment in time, and the value of our shares and assets may change over time as a result of several factors including, but not limited to, future acquisitions or dispositions, other developments related to individual assets, and changes in the real estate and capital markets, and we do not undertake to update the estimated NAV per share to account for any such events. You should not rely on the estimated NAV per share as being an accurate measure of the then-current value of your shares in making a decision to buy or sell your shares, including whether to participate in our dividend reinvestment plan or our share repurchase program. For a description of the methodology and assumptions used to determine the estimated NAV per share, see our Current Report on Form 8-K that we filed with the U.S. Securities and Exchange Commission on August 25, 2015.

If you have any questions, please contact your financial representative, or give us a call at 800-875-6585 ext. 1201.
Again, we appreciate your investment. We remain committed to achieving excellence.

Sincerely,

Jeffrey S. Edison
Chairman of the Board and Chief Executive Officer

Forward-looking Statements
This letter may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements include, but are not limited to, statements related to the Company’s expectations regarding the performance of its business and the estimated net asset value per share of the Company’s common stock. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties, including those described under the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, as updated by the Company’s subsequent Quarterly Reports on From 10-Q for the periods ended March 31, 2015, and June 30, 2015, filed with the U.S. Securities and Exchange Commission. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in the Company’s filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise. Actual events may cause the value and returns on the Company’s investments to be less than that used for purposes of the Company’s estimated value per share.

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